Exhibit 10.12

FOURTH AMENDMENT

FOURTH AMENDMENT, dated as of July 13, 2004 (this “Fourth Amendment”), to the Note Purchase Agreement, dated as of April 30, 2001 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Note Agreement”; as modified hereby and as further amended, supplemented or otherwise modified from time to time, the “Note Agreement”), by and among ADVANTAGE MANAGEMENT GROUP, INC., an Ohio corporation (“AMG”), and KENAN TRANSPORT COMPANY, a North Carolina corporation (“Kenan” and together with AMG collectively, the “Company”), THE KENAN ADVANTAGE GROUP, INC., a Delaware corporation (the “Parent”), RSTW PARTNERS III, L.P., a Delaware limited partnership (“RSTW”), MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a mutual life insurance company established under the laws of the Commonwealth of Massachusetts (“MMLI”), MASSMUTUAL CORPORATE INVESTORS, a Massachusetts business trust (“MCI”), and MASSMUTUAL PARTICIPATION INVESTORS, a Massachusetts business trust (“MPI”).  MMLI, MCI and MPI are hereinafter referred to, collectively, as the “MassMutual Investors”. RSTW and the MassMutual Investors are collectively referred to herein as the “Purchasers”.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto by the Existing Note Agreement.

RECITALS

The Company and the Parent have requested the Purchasers to agree to amend the Existing Note Agreement to modify certain of the financial covenants and certain other terms contained therein.

The Purchasers are willing to agree to such amendments, but only on the terms and subject to the conditions set forth in this Fourth Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and the Purchasers hereby agree as follows:

1.                                       Amendments.

(a)                                  Section 2.3(b) of the Existing Note Agreement is hereby amended by deleting the words “$250,000” and inserting in lieu thereof “$1,000,000”.

(b)                                 Section 6.1(a) of the Existing Note Agreement is hereby amended by deleting Section 6.1(a) in its entirety and inserting in lieu thereof the following new Section 6.1(a):

“(a)                            As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Company, beginning with the Fiscal Year ending December 31, 2001, (i) a copy of the financial statements of the Credit Parties for such Fiscal Year containing a consolidated balance sheet, statement of income, statement of stockholders’ equity, and statement of cash flows, each as at the end of such Fiscal Year and for the Fiscal Year then ended and in each case setting forth in comparative form the figures for the preceding

Fiscal Year, along with management’s discussion and analysis of variances, all in reasonable detail and audited and certified, in the case of the consolidated financial statements of Parent, Ernst & Young LLP, or another firm of independent certified public accountants of recognized national standing selected by the Parent and consented to by Purchasers, such consent not to be unreasonably withheld; and (ii) a comparison of the actual results during such Fiscal Year to those originally budgeted by the Parent prior to the beginning of such Fiscal Year (or in respect of the Fiscal Year ended December 31, 2001, the projections for such year provided to the Purchasers on the Closing Date) and a narrative description and explanation of any budget variances.  The annual audit report required by this Agreement will not be qualified by or make reference to any disclosure that any Credit Party may not continue as a going concern or otherwise be qualified or limited because of restricted or limited examination by the accountant of any portion of any of the records of any Credit Party.”

(c)                                  Section 6.2(a) of the Existing Note Agreement is hereby amended by deleting Section 6.2(a) in its entirety and inserting in lieu thereof the following new Section 6.2(a):

“(a)                            Concurrently with the delivery of each of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a certificate of an authorized officer of the Company in the form of the officer’s certificate attached hereto as Exhibit C (i) stating that no Potential Default or Event of Default has occurred and is continuing or, if such officer has Knowledge of a Potential Default or Event of Default, the nature thereof and specifying the steps taken or proposed to remedy such matter, (ii) in the case of the financial statements for the period ended March, June, September and December of each year, showing in reasonable detail the calculations showing compliance with Sections 6.23 and 7.11, (iii) stating that the financial statements attached have been prepared in accordance with GAAP (except that the unaudited financial statements do not include footnotes) and fairly present in all material respects (subject to year-end audit adjustments, for the monthly certificates) the consolidated financial condition and results of operations of the Credit Parties at the date and for the period indicated therein, (iv) containing summaries of accounts receivable agings, (v) (A) containing a schedule of the outstanding Indebtedness for borrowed money of the Credit Parties, and (B) making a statement in respect of each thereof similar to the statement required in clause (a)(i) above, (vi) containing a narrative report of the business and affairs of the Credit Parties which includes, but is not limited to, a discussion of the results of operations compared to those originally budgeted for such period, (vii) a report detailing (A) all matters materially affecting the value, enforceability or collectibility of any portion of its or any Subsidiary’s assets exceeding $500,000, with respect to any single matter, or $1,000,000 in the aggregate, including, without limitation, any Credit Party’s reclamation or repossession of, or the return to any Credit Party of, a material amount of goods and material claims or disputes asserted by any customer or other obligor of which any Credit Party has become aware and were not disclosed to Purchasers on prior certificates delivered to Purchasers pursuant to this

Section 6.2(a), and (B) any material adverse change in the relationship between any Credit Party and any of its material suppliers or customers and (viii) identifying any Permitted Acquisitions that have been consummated since the end of the previous fiscal year, including the date on which each such Permitted Acquisition was consummated and the consideration therefor.”

(d)                                 Section 6.23 of the Existing Note Agreement is hereby amended by deleting Section 6.23 in its entirety and inserting in lieu thereof the following new Section 6.23:

“(a)  Maximum Total Leverage Ratio.  The Parent will not permit the Total Leverage Ratio of the Parent and its Subsidiaries, as of each test date set forth in the table below, to be greater than the Total Leverage Ratio set forth in the table below opposite such test date:

Test Date	Leverage Ratio
September 30, 2004	4.95 to 1.00
December 31, 2004	4.95 to 1.00
March 31, 2005	4.95 to 1.00
June 30, 2005	4.95 to 1.00
September 30, 2005	4.68 to 1.00
December 31, 2005	4.68 to 1.00
March 31, 2006	4.68 to 1.00
June 30, 2006	4.40 to 1.00
September 30, 2006	4.40 to 1.00
December 31, 2006	4.40 to 1.00
March 31, 2007	4.40 to 1.00
June 30, 2007	4.13 to 1.00
September 30, 2007	4.13 to 1.00
December 31, 2007	4.13 to 1.00
March 31, 2008	4.13 to 1.00
June 30, 2008	3.85 to 1.00
September 30, 2008	3.85 to 1.00
December 31, 2008	3.85 to 1.00
the last day of each fiscal quarter of the Parent thereafter	3.58 to 1.00

(b)                                 Maximum Senior Leverage Ratio.  The Parent will not permit the Senior Leverage Ratio of the Parent and its Subsidiaries, as of each test date set forth in the table below, to be greater than the Senior Leverage Ratio set forth in the table below opposite such test date:

Test Date	Senior Leverage Ratio
September 30, 2004	4.13 to 1.00
December 31, 2004	4.13 to 1.00
March 31, 2005	4.13 to 1.00
June 30, 2005	4.13 to 1.00
September 30, 2005	3.85 to 1.00
December 31, 2005	3.85 to 1.00
March 31, 2006	3.85 to 1.00
June 30, 2006	3.58 to 1.00
September 30, 2006	3.58 to 1.00
December 31, 2006	3.58 to 1.00
March 31, 2007	3.58 to 1.00
June 30, 2007	3.30 to 1.00
September 30, 2007	3.30 to 1.00
December 31, 2007	3.30 to 1.00
March 31, 2008	3.30 to 1.00
June 30, 2008	3.03 to 1.00
September 30, 2008	3.03 to 1.00
December 31, 2008	3.03 to 1.00
The last day of each fiscal quarter of the Parent and its Subsidiaries thereafter	2.75 to 1.00

(c)                                  Minimum Fixed Charge Coverage.  The Parent will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Parent and its Subsidiaries, commencing such period of consecutive fiscal quarters ended December 31, 2004, to be less than 1.00 to 1.00.”

(e)                                  Section 7.8 of the Existing Note Agreement is hereby amended by deleting the words “June 30, 2008” and inserting in lieu thereof “September 30, 2010”.

(f)                                    Section 7.3 of the Existing Note Agreement is hereby amended by deleting Section 7.3 in its entirety and inserting in lieu thereof the following new Section 7.3:

“7.3                           Merger, Acquisition, Dissolution and Sale of Assets.  Except for the B-K Acquisitions and any Permitted Acquisition, the Company shall not, and shall not permit any other Credit Party to, become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or dissolve or liquidate; provided, however, that the Company and the other Credit Parties may acquire private fleets, and a hauling contract from the seller as long as (i) the Credit Parties do not assume any liabilities other than in respect of the equipment purchased, liabilities in respect of any hauling contract entered into and compensation liability after the closing of the purchase for drivers hired from the seller, (ii) the purchase price for such assets will be treated as Capital Expenditures for purposes of this Agreement (including Section 7.11) and (iii) the Credit Parties will not, as a result of such acquisition be in violation of Section 7.11.  The Company shall not, and shall not permit any other Credit Party to, form, acquire or permit the existence of any Subsidiary or Subsidiaries of the Company, AMHC or the Parent (other than (x) those in existence on the date of this Agreement, (y) KAG Logistics, Inc. or (z) those formed in connection with the B-K Acquisitions or a Permitted Acquisition) unless (i) the Company gives prior written notice thereof to the Holders, and (ii) the investments in or debts incurred or liabilities assumed by the Company, AMHC or the Parent on behalf of such Subsidiary or Subsidiaries (A) do not exceed $500,000 per year in the aggregate and (B) do not exceed $1,500,000, from and after the Closing Date in the aggregate.  The Company shall not, and shall not permit any other Credit Party to, without Purchasers’ prior written consent, pledge, sell (except inventory in the ordinary course of business and other assets reasonably and in good faith determined by the Credit Parties to be obsolete or no longer necessary to the business of the Credit Parties) assign, transfer, create or suffer to exist a Lien (except for Permitted Liens) upon any of the assets of any Credit Party.”

(g)                                 Section 7.4 of the Existing Note Agreement is hereby amended by deleting the words “$200,000” and inserting in lieu thereof “$750,000”.

(h)                                 Section 7.5 of the Existing Note Agreement is hereby amended by deleting the words “One Hundred Thousand Dollars ($100,000)” and inserting in lieu thereof “$1,000,000”.

(i)                                     Section 7.11 of the Existing Note Agreement is hereby amended by deleting Section 7.11 in its entirety and inserting in lieu thereof the following new Section 7.11:

“The Parent will not, and shall not permit any other Credit Party to, make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure (excluding any Capital Expenditure in respect of an asset acquired in connection with normal replacement and maintenance programs properly charged to current operations, and excluding, to the extent the same would be deemed to be Capital Expenditures, any Permitted Acquisitions) except for expenditures in the ordinary course of business not exceeding $30,000,000, in the aggregate for the Parent and its Subsidiaries during any fiscal year.”

(j)                                     Section 8.1(b) of the Existing Note Agreement is hereby amended by deleting the words “$500,000” and inserting in lieu thereof “$1,000,000”.

(k)                                  Section 8.1(e) of the Existing Note Agreement is hereby amended by deleting the words “$500,000” and inserting in lieu thereof “$1,000,000”.

(l)                                     Section 8.1(h) of the Existing Note Agreement is hereby amended by deleting the words “$500,000 individually, or $500,000 in the aggregate” and inserting in lieu thereof “$2,000,000 individually, or $2,000,000 in the aggregate”.

(m)                               Section 11.1 of the Existing Note Agreement is hereby amended by adding the following new definitions thereto in the appropriate alphabetical order:

““Acquired Business” means with respect to any Permitted Acquisition, the Person, business unit, division or subdivision the assets of which are so acquired or, in the case of a Domestic Person, 100% of the Capital Stock of which is so acquired.

“Acquisition Closing Date” means in respect of any Permitted Acquisition, the date on which all of the conditions precedent to the consummation of the Permitted Acquisition pursuant to the applicable Permitted Acquisition Documents and the Agreement and the Other Agreements shall have been satisfied and such Permitted Acquisition shall have been consummated.

“Adjusted EBITDA” means for any period, the Consolidated EBITDA for such period plus, if and to the extent the Company or any Subsidiary has consummated any Permitted Acquisition during such period, the Consolidated EBITDA of any Acquired Business for such period in respect of such Permitted Acquisition (substituting such Acquired Business for the Parent and its Subsidiaries for the purposes of calculating such Consolidated EBITDA), calculated on a pro forma basis without duplication, as if such Permitted Acquisition had occurred on the first day of such period.

“Consolidated Net Debt” means Consolidated Funded Debt minus the amount of cash on the Company’s consolidated balance sheet in excess of $2,000,000.

“Domestic Person” means with respect to any natural Person, any such Person domiciled in the United States, and with respect to any nonnatural Person any such Person organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Fixed Charge Coverage Ratio” means, at any time, the ratio of Consolidated EBITDA at such time less Maintenance Capital Expenditures at such time to Consolidated Fixed Charges for the most recently ended four consecutive fiscal quarters.

“Maintenance Capital Expenditures” means any Capital Expenditures by any Person that are made to maintain, restore, replace or refurbish the condition or usefulness of Property of such Person, or otherwise to support the continuation of such Person’s day-to-day operations as then conducted, but that are not properly chargeable to repairs and maintenance in accordance with GAAP.

“Permitted Acquisition” means an acquisition of (a) 100% of the common stock or other ownership interests of a Domestic Person (by means of stock purchase or merger) or (b) all or substantially all of the assets of a Person engaged in or relating to a line of business substantially similar to the line of business engaged in by the Company on the Closing Date; provided that (i) the Company has $5,000,000 of liquidity under the Revolving Credit Loan on a pro forma basis after giving effect to such acquisition, (ii) the Company demonstrated on a pro forma basis, after giving effect to such acquisition, that their current Total Leverage Ratio is at least (x) 0.15 below the Total Leverage Ratio requirement in Section 9.1(a) of the Senior Loan Agreement for the applicable period and (y) in the case of any acquisition or series of related acquisitions with aggregate consideration equal to or greater than $20,000,000, equal to or less than their Total Leverage Ratio immediately prior to such acquisition, (iii) the Company demonstrated that the business to be acquired has positive pro forma Consolidated EBITDA for the most recent twelve month period then ended, (iv) the Company has delivered copies of the most recent audited financial statements or, if no such audited financial statements shall be reasonably available, financial statements reasonably acceptable to the Purchasers, together with any other information that Purchasers may reasonably request, (v) no Potential Default or Event of Default shall have occurred or be continuing both before and after giving effect to the acquisition, (vi) the total consideration, together with all costs and expenses paid in connection therewith, of any single acquisition shall not exceed $25,000,000 and the aggregate of all acquisitions consummated after the Closing Date shall not exceed $25,000,000, (vii) no later than ten (10) Business Days prior to the consummation of such acquisition, the Purchasers shall have received a certificate of a Responsible Officer with detailed calculations establishing to the reasonable satisfaction of the Purchasers that the foregoing requirements have been satisfied, and (viii) each of the conditions set forth on Schedule 10 hereto have been satisfied.

“Permitted Acquisition Documents” means with respect to any Permitted Acquisition, the stock purchase agreement, asset purchase agreement, agreement and plan of merger, or similar agreement regarding such Permitted Acquisition, and all other agreements, instruments and documents delivered in connection with the consummation thereof (including, without limitation, any equity financing documents related thereto).

“Responsible Officer” means as to any Person, the chief executive officer and the president of such Person or, with respect to financial matters, the chief financial officer of such Person.  Unless otherwise specified, “Responsible Officer” refers to a Responsible Officer of the Company.

“Senior Leverage Ratio” means, at any time, the ratio of Consolidated Senior Indebtedness at such time to Adjusted EBITDA for the most recently ended four consecutive fiscal quarters.

“Total Leverage Ratio” means, at any time, the ratio of Consolidated Net Debt at such time to Adjusted EBITDA for the most recently ended four consecutive fiscal quarters.”

(n)                                 Section 11.1 of the Existing Note Agreement is hereby amended by deleting the following definitions in their entirety and substituting in lieu thereof new definitions to read as follows:

““Change of Control” means (a) AMGI shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of Geni Management Corporation (unless Geni Management Corporation is dissolved prior to December 31, 2004), McDaniel, NCT or ATL, free and clear of all Liens other than Permitted Liens and Geni Management Corporation shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of Geni Transport, Inc. (unless Geni Management Corporation and Geni Transport, Inc. are dissolved prior to December 31, 2004), free and clear of all Liens other than Permitted Liens; (b) AMHC shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of AMGI (c) the Parent shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of AMHC and Kenan, free and clear of all Liens other than Permitted Liens; (d) Kenan shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of Capital Stock of PCT, free and clear of all Liens other than Permitted Liens, (e) any sale or other disposition of all or substantially all of the consolidated assets of the Company in a single transaction or series of related transactions; (f) (i) prior to the consummation of an Initial Public Offering, Persons holding capital stock of the Parent as of July 13, 2004 and their Permitted Transferees (as such term is defined in the Stockholders’ Agreement in effect on the date hereof), determined on a fully diluted basis, shall cease to own at least 51% of all shares of Capital Stock of the Parent or Sterling and/or RFE shall cease to have the power to appoint a majority of the Parent’s Board of Directors or (ii) after the consummation of an Initial Public Offering, any Person or two or more Persons acting in concert (other than Sterling and RFE) shall have acquired beneficial ownership, directly or indirectly, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will, directly or indirectly, result in its or their acquisition of control over, voting Capital Stock of Parent (or other securities convertible into such voting Capital Stock) representing 25% or more of the combined voting power of all voting Capital Stock of Parent, and such Person or Persons acting in concert have beneficial ownership of more voting Capital Stock of Parent than Sterling, RFE and their Affiliates; (g) the acquisition by any Person, or two or more Persons acting in concert (other than the Persons described in clause (f) above), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of capital stock of the Parent; (h) Sterling ceases to be represented on the Board of Directors of the Parent; (i) more than two of the Sterling Principals shall (other than by reason of death or disability) cease to have (together with the other Sterling Principals) the right or ability by voting power, contract or otherwise to direct or cause the direction of the management and policies of Sterling; or (j) more than two of the Sterling Principals shall (other than by reason of death or disability) cease to be managing members of the sole general partner of Sterling; provided, that, for purposes of clauses (a), (b), (c) or (d) above, a merger or consolidation of the Company into, or with, any of its Subsidiaries, or any Subsidiary with or into any other Subsidiary or the merger or consolidation of AMHC into or with Parent or AMGI, shall not be deemed a “Change of Control”.

“Consolidated Current Assets” means, at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Credit Parties as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of the Parent, unless such Indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, or (b) any shares of stock issued by an Affiliate of the Parent.

“Consolidated EBITDA” means for any period, the sum for such period of (a) Consolidated Net Income for such period, (b) the sum of provisions for such period for income taxes, interest expense, and depreciation and amortization expense used in determining such Consolidated Net Income, (c) amounts deducted in such period in respect of non-cash expenses in accordance with GAAP, (d) the amount of any aggregate net loss (or minus the amount of any gain) during such period arising from the sale, exchange or other disposition of capital assets, (e) non-cash expenses deducted in such period in connection with any earn-out agreements, stock appreciation rights, “phantom” stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and incentive stock option plans made in connection with acquisitions of Persons or businesses by any Credit Party or the retention of executives, officers or employees by any Credit Party, including (but without duplication) any Person that has become a Subsidiary during such period, on a pro forma basis as if such acquisition had occurred on the first day of such period, and (f) any stay bonuses, severance and lease continuations and any other cash expenses associated with closing facilities or operations, in an aggregate amount for all such items referred to in this clause (f) not to exceed $1,000,000; provided, that Consolidated EBITDA shall in any event exclude, from and after July 13, 2004, (i) the effect of any write-up of any assets acquired in any Permitted Acquisition, and (ii) the amount of any non-cash income recognized during any period for which Consolidated EBITDA is determined.

“Consolidated Funded Debt” means at any date, the sum of (a) Consolidated Senior Indebtedness for such period and (b) all other Indebtedness of the Credit Parties of the type set forth in clauses (a), (b), (c), (d) (other than letters of credit issued to support the payment of deductibles or retentions payable under insurance programs obtained by any Credit Parties), (e) and (g) of the definition of Indebtedness as of the last day of such period, determined on a consolidated basis in accordance with GAAP, including, in any event, and any purchase money Indebtedness; but excluding any Qualified Put Notes that are not treated as indebtedness under GAAP, but only to the extent the aggregate outstanding principal amount thereof does not exceed $25,000,000 (and any Put Guaranty or other Put Debt to the extent relating to such portion of such Qualified Put Notes) and to the same extent that it is excluded from the computation of “Consolidated Funded Debt” (as such term is defined in the Senior Loan Agreement) under the Senior Loan Agreement.

“Consolidated Senior Indebtedness” means at any date, the sum of (a) the aggregate outstanding principal amount of the Term Loans at such date, and (b) the aggregate outstanding principal amount of the Revolving Credit Loans and letters of credit at such date, less (c) the amount of cash on the Company’s consolidated balance sheet in excess of $2,000,000, and less (d) letters of credit issued to support the payment of deductible retentions payable under insurance programs obtained by Parent or any of its Subsidiaries.

“Credit Parties” means each of Parent, AMHC, AMGI, Kenan, KTC, ATL, NCT, McDaniel, Geni Management Corporation, Geni Transport, Inc., PCT, Klemm, Beneto LLC, KAG Logistics, Inc. and any other Subsidiaries.

“Guaranty” means (i) the guaranty dated the date hereof executed by Parent, AMHC and each Subsidiary of the Company in favor of Purchasers in respect of any of the Senior Subordinated Obligations, as the same may be amended, restated, modified or extended from time to time, (ii) the guaranty dated as of the Initial Second Amendment Closing Date executed by Beneto LLC in favor of Purchasers in respect of any of the Senior Subordinated Obligations, as the same may be amended, restated, modified or extended from time to time, (iii) the guaranty dated as of the Final Second Amendment Closing Date executed by Klemm in favor of Purchasers in respect of any of the Senior Subordinated Obligations, as the same may be amended, restated, modified or extended from time to time, and (iv) the guaranty dated as of July 13, 2004 executed by KAG Logistics, Inc. in favor of Purchasers in respect of any of the Senior Subordinated Obligations, as the same may be amended, restated, modified or extended from time to time.

“Indebtedness” means for any Person, without duplication:  (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, (f) trade accounts payable more than 120 days past due (other than trade accounts payable being disputed in good faith by a Credit Party to the extent recorded and reserved for), and (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to above in (a), (b), (c), (d), (e) or (f), excluding trade accounts payable in the ordinary course of business and excluding the Contingent Payments; provided, however, that (i) reserves for retention or deductible amount under insurance programs, (ii) deferred taxes and (iii) the Klemm Earn-Out shall not be considered “Indebtedness” for purposes of this definition.

“Leases” mean the collective reference to (i) that certain Lease Agreement, dated as of March 1, 1999, between AMGI and Freedom Investments, Inc. (“Freedom”) covering the property on which the Borrowers’ headquarters are located, (ii) that certain Lease Agreement, dated as of March 1, 1999, between NCT and NCT Development Inc. and (iii) the Lease Agreement, dated November 1, 2003, between AMGI and Freedom covering the additional office space at 4895 Dressler Road, N.W., Canton, Ohio.

“Permitted Indebtedness” means (a) any Indebtedness in favor of the Senior Lender under the Senior Loan Agreement and created pursuant thereto but only to the extent that the same constituted Senior Debt at the time that it was incurred, (b) any Indebtedness in favor of Purchasers under this Agreement and/or the Other Agreements and created pursuant thereto, (c) presently existing or hereafter arising purchase money Indebtedness incurred by the Company to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.11, (d) Indebtedness in an aggregate amount not to exceed $2,500,000 at any time outstanding secured by a Lien on accounts receivable, tangible assets or Inventory of Subsidiaries of the Company, (e) the Contingent Payments, provided that with respect to the Contingent Payment under the Original Acquisition Agreement payment thereunder is made in accordance with the Seller Subordination Agreement,  (f) the other Indebtedness set forth on Exhibit D, (g) Indebtedness of any Credit Party to any other Credit Party and (h) any Indebtedness under Interest Rate Protection Agreements (as such term is defined the Senior Loan Agreement) required under Section 8.12 of the Senior Loan Agreement.

“Permitted Investments” means the following:

(a)                                  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States Government is pledged in support thereof), having maturities of not more than twelve months from the date of acquisition;

(b)                                 time deposits and certificates of deposit of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than twelve months from the date of acquisition and rated AA- (or the equivalent thereof) or higher by Standard & Poor’s Corporation with respect to its long-term senior debt;

(c)                                  commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than twelve months after the date of acquisition;

(d)                                 investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above;

(e)                                  investments in, or debts incurred or liabilities assumed on behalf and for the benefit of, the Subsidiaries or joint ventures or companies in which the Company owns at least 50% of the voting rights thereof, which investments, debts incurred and liabilities assumed (i) do not exceed $500,000 per year in the aggregate and (ii) do not exceed $1,000,000, from and after the Closing Date in the aggregate; notwithstanding and in addition to the foregoing the Company shall be permitted to make advances and capital contributions to each of its Subsidiaries which at such time is a guarantor of the Senior Subordinated Obligation pursuant to the Guaranty, and each such Subsidiary shall be permitted to make advances and capital contributions to the Company, if such advances are consistent with the policies of the Company’s board of directors; and

(f)                                    investments pursuant to the B-K Acquisitions and Permitted Acquisitions.

“Put Guaranty” means the guaranty of AMHC, KAG Logistics, Inc., the Company and each Subsidiary of the obligations of the Parent under the Warrant Documents.

“Seller” means with respect to any Permitted Acquisition, the seller or sellers of the assets to be acquired by the Company or their Subsidiaries pursuant thereto.

“Senior Debt” means the principal amount of any Indebtedness of the Company and its Subsidiaries for borrowed money under the Senior Loan Documents, now or hereafter outstanding, together with any interest (including any post-petition interest accruing after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company at the interest rate provided for in the Senior Loan Agreement, whether or not such interest is an allowable claim in any such proceeding) or premium due thereon and any other amount payable with respect thereto, provided that:

(i)                                     in no event shall the aggregate principal amount of Senior Debt exceed an amount equal to the sum of:

(a) an amount equal to (1) the sum of (x) up to $50,000,000 of Revolving Credit Loans, plus (y) up to $130,000,000 of Term Loans, plus (2) the sum of (I) up to $15,000,000 in additional Term Loans if and to the extent the Greenshoe Option (as defined in the Senior Loan Agreement) is, from time to time, actually exercised, plus (II) the amount of any additional Term Loans made under the Greenshoe Option, to the extent consented to in writing by the Purchasers, minus (3) the aggregate amount of any permanent reductions in the maximum committed amount of the Revolving Credit Loans, minus (4) the aggregate amount of any and all principal payments or prepayments from time to time made in respect of the Term Loans; plus

(b) the sum of (I) an amount representing indebtedness incurred only in connection with a “workout” as determined by the Senior Lender in its good faith judgment following notice to the Holders in an aggregate amount which does not exceed the greater of (A) $10,500,000 or (B) 10% of the principal amount of the loans described in subparagraph (a) above (subject to the limitations therein) which are outstanding on the first date (the “Reference Date”) upon which there occurs the earlier of (x) the Holders’ receipt of a Stop Payment Notice (as such term is defined in the Senior Subordination Agreement) under the Senior Subordination Agreement from the Senior Lender or (y) the occurrence of a default in the payment of principal or interest under the Senior Loan Agreement, minus (II) the amount of any fees, expenses or other obligations or liabilities (other than principal and interest) under the Senior Loan Documents which are outstanding at or incurred after the Reference Date; plus

(c) the amount of indebtedness, if any, owed pursuant to any Interest Rate Protection Agreement (as defined in the Senior Loan Agreement) or other similar hedging agreement entered into and owed to the Senior Lender;

(ii)                                  in no event shall Senior Debt include (a) any indebtedness of any Person which, by its terms, by the terms of the instrument creating or evidencing it, by contract or otherwise, is subordinate in right of payment to any other indebtedness of any Person or (b) any trade debt of the Company, whether or not initially owing to any Person other than the Senior Lender under the Senior Loan Agreement (or under the agreements, documents and instruments related to any refinancing thereof) and subsequently acquired by the Senior Lender.

Senior Debt shall also include any Indebtedness of the Company incurred in connection with a refinancing of the Senior Debt under the Senior Loan Documents if the terms and conditions of the agreements, documents and instruments related to such refinancing, taken as a whole, are not materially more onerous to the Holders than those set forth in the Senior Loan Documents, as in effect on the date hereof.  Senior Debt shall continue to constitute Senior Debt notwithstanding the fact that such Senior Debt or any claim for such Senior Debt is involuntarily subordinated, avoided or disallowed under the Federal Bankruptcy Code or any other applicable law.

“Senior Loan Agreement” means the Second Amended and Restated Credit Agreement among the Parent, the Company and the Senior Lender, dated as of July 13, 2004, as may be amended to the extent permitted under Section 7.8, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

“Senior Subordination Agreement” means that certain Amended and Restated Senior Subordination Agreement dated as of July 13, 2004 executed by the Company, the Senior Lender and Purchasers, as may be amended pursuant the terms thereof, pursuant to which the relative priorities of the Senior Lender and Purchasers with respect to the repayment of Senior Debt and the Senior Subordinated Obligations are established.”

(o)                                 Section 11.1 of the Existing Note Agreement is hereby amended by deleting the definition of “Leverage Ratio” in its entirety.

(p)                                 Section 12.2 of the Existing Note Agreement is hereby amended by deleting Section 12.2 in its entirety and inserting in lieu thereof the following new Section 12.2:

“12.2                     Indemnification.  In addition to and not in limitation of the other indemnities provided for herein or in any Other Agreements, the Company hereby indemnifies and holds harmless Purchasers and any other Holders, and every Affiliate of any of the foregoing, and their respective officers, directors, employees and agents, from any claims, actions, damages, costs, attorneys’ fees and expenses (including any of the same arising out of the sole or contributory negligence of the Person to be indemnified) to which any of them may become subject, insofar as such losses, liabilities, claims, actions, damages, costs and expenses arise from or relate to this Agreement, the Other Agreements, any Permitted Acquisition Document, any Permitted Acquisition, or any of the transactions contemplated thereby, or from any investigation, litigation, or other proceeding, including, without limitation, any threatened investigation, litigation or other proceeding relating to any of the foregoing, or from any violation or claim of violation of any applicable environmental laws with respect to any real or personal property, or from any governmental or judicial claim, order or judgment with respect to any real or personal property of the Company, or from any breach of the warranties, representations or covenants contained in this Agreement, the Other Agreements or any Permitted Acquisition Document.  The

foregoing indemnification includes any such claims, actions, damages, costs, and expenses incurred by reason of the sole or contributory negligence of the Person to be indemnified, but excludes any of the same incurred by reason of such Person’s gross negligence or willful misconduct.”

(q)                                 The Existing Note Agreement is hereby amended by adding Schedule 10 in the form attached to this Fourth Amendment.

2.                                       Conditions Precedent.  This Fourth Amendment shall become effective on the first date on which all of the following conditions precedent shall have been satisfied (the “Fourth Amendment Effective Date”):

(a)                                  Fourth Amendment.  The Purchasers shall have received this Fourth Amendment, executed and delivered by a duly authorized officer of each of the Company, the Parent and the Purchasers;

(b)                                 Guaranty and Put Guaranty.  The Purchasers shall receive a Guaranty and Put Guaranty from KAG Logistics, Inc., each in form satisfactory to the Purchasers (the “Fourth Amendment Documents”).

(c)                                  Amendment to Senior Loan Documents. The Purchasers shall have received amendments to the Senior Loan Documents, each in form and substance satisfactory to the Purchasers.

(d)                                 Corporate Proceedings of the Credit Parties.  The Purchasers shall have received a copy of the resolutions, in form and substance satisfactory to the Purchasers, of each of the Board of Directors of the Parent, the Company and KAG Logistics, Inc., as applicable, authorizing the execution, delivery and performance of this Fourth Amendment and the Fourth Amendment Documents.

(e)                                  Incumbency Certificate.  The Purchasers shall have received a certificate of each the Company, Parent and KAG Logistics, Inc., dated July 13, 2004, as to the incumbency and signature of the officers of such party executing this Fourth Amendment or the Fourth Amendment Documents, satisfactory in form and substance to the Purchasers, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such party.

(f)                                    Corporate Documents.  The Purchasers shall have received true and complete copies of the certificate of incorporation, certificate of formation, operating agreement, partnership agreement or other applicable governing documents and the by-laws of KAG Logistics, Inc., certified as of July 13, 2004 as complete and correct copies thereof by the Secretary or an Assistant Secretary of KAG Logistics, Inc.

(g)                                 Good Standing Certificate.  The Purchasers shall have received a certificate dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of KAG Logistics, Inc., (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(h)                                 Other Documents.  The Purchasers shall have received such other documents as the Purchasers or counsel to the Purchasers may reasonably request; and

(i)                                     No Default.  After giving effect to amendments set forth in Section 1 hereof, each Credit Party shall be in compliance with all of the terms and provisions set forth in the Existing Note Agreement and the Other Agreements on its part to be observed or performed and, no Default or Event of Default shall have occurred and be continuing.

3.                                       Limited Waiver.  Upon satisfaction of the terms and conditions in Section 2 hereof, Purchasers hereby waive the Event of Default arising due to the Company’s failure to comply with Section 7.3 of the Existing Note Agreement when it formed KAG Logistics, Inc. without the consent of Purchasers.  Except as specifically set forth in this Section 3, nothing contained herein shall be construed as a waiver by the Purchasers of any covenant or provision of the Note Agreement, the Other Agreements, this Fourth Amendment, or of any other contract or instrument between the Credit Parties and the Purchasers, and the failure of the Purchasers at any time or times hereafter to require strict performance by the Credit Parties of any provision thereof shall not waive, affect or diminish any right of the Purchasers to thereafter demand strict compliance therewith.  Except as specifically set forth above in this Section 3, the Purchasers hereby reserve all rights granted under the Note Agreement, the Other Agreements, this Fourth Amendment and any other contract or instrument between the Credit Parties and the Purchasers.

4.                                       Limited Effect.  Except as expressly amended and modified by this Fourth Amendment, the Existing Note Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.  Each reference to the Note Agreement in any of the Other Agreements shall be deemed to be a reference to the Note Agreement as amended hereby.

5.                                       Counterparts.  This Fourth Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Fourth Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

6.                                       Expenses.  The Company agrees to pay and reimburse the Purchasers for all of the out-of-pocket costs and expenses incurred by the Purchasers in connection with the preparation, execution and delivery of this Fourth Amendment, including, without limitation, the reasonable fees and disbursements of Patton Boggs LLP, counsel to the Purchasers.

7.                                       Indemnification.  The Company and the Parent shall, jointly and severally, indemnify, pay and hold harmless the Purchasers (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

8.                                       Applicable Law.  This Fourth Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the day and year first above written.

ADVANTAGE MANAGEMENT GROUP, INC.

By:	/s/ Carl H. Young
Name: Carl H. Young
Title: CFO

KENAN TRANSPORT COMPANY

By:	/s/ Carl H. Young
Name: Carl H. Young
Title: CFO

THE KENAN ADVANTAGE GROUP, INC.

By:	/s/ Carl H. Young
Name: Carl H. Young
Title: CFO

PURCHASERS:

RSTW PARTNERS III, L.P.

By:	RSTW Management, L.P.,
its general partner

By:	Rice Mezzanine Corporation,
its general partner

	By:	/s/
Kurt G. Keene
Managing Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC,
its Investment Adviser

By:	/s/
Name:
Title:

MASSMUTUAL CORPORATE INVESTORS

By:	/s/
Name:
Title:

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time.  The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

MASSMUTUAL PARTICIPATION INVESTORS

By:	/s/
Name:
Title:

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time.  The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

The undersigned, as Administrative Agent under that certain Amended and Restated Senior Subordination Agreement, dated July 13, 2004, as amended from time to time, by and among Senior Lender and the Purchasers, as amended from time to time, hereby acknowledges and consents to the terms and conditions of this Amendment.

CANADIAN IMPERIAL BANK OF COMMERCE,
as Administrative Agent

By:	/s/
Name:

SCHEDULE 10

CONDITIONS TO PERMITTED ACQUISITIONS

1.                                       Permitted Acquisition Documents.  (A) The Purchasers shall have received, not later than ten (10) Business Days prior to the proposed closing date for such Permitted Acquisition, drafts of each of the Permitted Acquisition Documents substantially in the form as will be executed at the closing of the Permitted Acquisition (and thereafter copies of all subsequent drafts marked to show changes) and on the Acquisition Closing Date the Purchasers shall have received copies of the executed material Permitted Acquisition Documents certified as to authenticity by the Company on the Acquisition Closing Date, and such other documents or instruments as may be reasonably requested by the Purchasers, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Company or any Subsidiary of the Company may be a party, and if requested by the Purchasers, the Company shall use its best efforts to obtain reliance letters from counsel rendering opinions pursuant to such Permitted Acquisition Documents.

(B) The Purchasers shall have received a certificate from a duly authorized officer of each of the Credit Parties party to such Permitted Acquisition Documents addressed to the Purchasers, to the effect that none of the Permitted Acquisition Documents as delivered to the Purchasers has been amended, supplemented or otherwise modified except as approved by the Purchasers, that, to the knowledge of the Company, each of the representations and warranties set forth in such Permitted Acquisition Documents continue to be true, complete and correct in all material respects as of the Acquisition Closing Date as if made on and as of the Acquisition Closing Date, that the Purchasers may rely on such representations and warranties as if such representations and warranties were made to the Purchasers directly, and that no material default, breach or violation of any of the Permitted Acquisition Documents has occurred and is continuing.

2.                                       Documents; Additional Loan Documents.  The Purchasers shall have received:

i.                  if there shall be any new Subsidiary acquired or formed in connection with the proposed Permitted Acquisition, a Guaranty and Put Guaranty, substantially in the form of the existing Guaranties and Put Guaranties, executed and delivered by a duly authorized officer of the party thereto, and

ii.               if requested by the Purchasers, evidence satisfactory to the Purchasers that environmental insurance satisfactory to the Purchasers has been obtained with respect to the Acquired Business acquired in such Permitted Acquisition.

3.                                       Consummation of Acquisition. The Permitted Acquisition shall be consummated in accordance with the terms of the Permitted Acquisition Documents therefor, without any material amendment thereto or modification or waiver thereof, except with the consent of the Purchasers and with notice of all amendments thereto and modifications and waivers thereof, and the Purchasers shall have received evidence satisfactory to it to that effect.

4.                                       Corporate Proceedings of the Credit Parties.  The Purchasers shall have received, a copy of the resolutions, in form and substance reasonably satisfactory to the Purchasers, of the Board of Directors of each Credit Party authorizing the execution, delivery and performance of the Permitted Acquisition Documents and the Other Agreements and supplements thereto to which it is a party being executed and delivered in connection with such Permitted Acquisition.

5.                                       Incumbency Certificate.  The Purchasers shall have received a certificate of each Credit Party, dated such Acquisition Closing Date, as to the incumbency and signature of the officers of such Credit Party executing any Other Agreement being executed and delivered in connection with such Permitted Acquisition, satisfactory in form and substance to the Purchasers, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party.

6.                                       Corporate Documents.  The Purchasers shall have received true and complete copies of the certificate of incorporation and by-laws of each Credit Party as to which such corporate documents were not theretofore delivered, certified as of the Acquisition Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Credit Party.

7.                                       Good Standing Certificates.  The Purchasers shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Person becoming a Credit Party as of such Acquisition Closing Date (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not have a Material Adverse Effect.

8.                                       Legal Opinions.  (i)  The Purchasers shall have received copies of such executed legal opinions with respect to, and to the extent delivered in connection with, such Permitted Acquisition, and the Company shall use its best efforts to obtain letters from counsel delivering such opinions permitting the Purchasers to rely thereon and (ii) an opinion of counsel to the Credit Parties, in form and substance satisfactory to the Purchasers.

9.                                       Lien Searches.  The Purchasers shall have received the results of a recent search, by a Person satisfactory to the Purchasers, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of each Subsidiary formed or acquired in connection with such Permitted Acquisition, the Company, to the extent that such Permitted Acquisition results in the Company owning property or conducting operations in new jurisdictions, and if requested by the Purchasers, the seller of the property to be acquired in such Permitted Acquisition, and the results of such search shall be satisfactory to the Purchasers.

10.                                 Environmental Reports.  If requested by the Purchasers, receipt of Phase I environmental reports, and, if further requested by the Purchasers based upon its review of the Phase I environmental reports, Phase II or other environmental reports, prepared by a Person reasonably satisfactory to the Purchasers, and which such Person shall have confirmed in writing that the Purchasers shall be entitled to rely upon, with respect to each of the properties acquired pursuant to the Permitted Acquisition, and such environmental reports shall be in form and substance satisfactory to the Purchasers.

11.                                 Representations and Warranties; No Default.  As of the Acquisition Closing Date, (a) each of the representations and warranties made by the Company and the other Credit Parties in or pursuant to the Agreement or the Other Agreements shall be true and correct in all material respects on and as of such date as if made on and as of such date, and (b) no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to transactions to be consummated on such Acquisition Closing Date.